Exhibit 10.1

Terminal Drive   •   Plainview, NY 11803   •   Phone: (516) 677-0200   •   Fax: (516) 677-0380   •   www.veeco.com

April 8, 2014	R E V I S E D

Shubham Maheshwari

Dear Sam:

We are very pleased to extend our offer to you to join Veeco Instruments Inc. (“Veeco” or the “Company”) as Executive Vice President and Chief Financial Officer, reporting to John Peeler, Chief Executive Officer.  In this capacity, you will be responsible for the management of Veeco’s finance, accounting, tax, treasury, internal audit and investor relations functions.  The work location for this position is our corporate headquarters in Plainview, NY.

The elements of our offer are as follows:

•                  Your bi-weekly base salary will be $15,384.62 which when annualized is equal to $400,000.  The Company’s regular payday is every other Friday.

•                  You will participate in a performance-based management bonus plan, beginning in 2014. Your target bonus will be 70% of your base earnings for the plan year (January 1 through December 31); amounts payable under the plan will be pro-rated to reflect your actual start date for your first year of service.  Awards under the plan are based on measures of both corporate financial performance and individual goals and objectives.  Additional details describing the plan will be provided under separate cover.

•                  As part of your offer, the Compensation Committee of the Board of Directors has approved the following equity awards under the Veeco Instruments 2010 Stock Incentive Plan. These awards are subject to your written acceptance of this Agreement and your subsequent commencement of employment, the terms of the applicable plan and any related award agreement:

•                  A restricted stock award in the amount of 27,000 shares of Veeco Common Stock.  Restricted stock awards are subject to a substantial risk of forfeiture which will lapse, subject to your continued employment, over four years with one third of the total award vesting on each anniversary of the Grant Date, beginning with the second anniversary.

•                  A stock option award to purchase 54,000 shares of Veeco Common Stock.  Subject to your continued employment, one third of these options shall become exercisable on each of the first three anniversaries of the Grant Date.  These options will have a ten year term.

•                  Your awards will be granted (the “Grant Date”) on the first business day of the month following, or coinciding with, your hire date.

•                  You will receive a bi-weekly car allowance equal to $323.08 which, when annualized, is equal to $8,400.  You will accrue vacation at the rate of twenty (20) days per year, earned at the rate of 6.16 hours for each bi-weekly payroll.

•                  Veeco offers a comprehensive benefit program that is summarized in the enclosed “Total Benefit Solutions” brochure. You will be eligible to enroll in the Company’s health and welfare benefits programs on the first of the month next following your start date and you will be eligible to enroll in the Company’s pre-tax 401(k) savings plan on the first day of the calendar quarter after you commence employment.  Additional information regarding these benefits will be communicated to you in detail upon joining Veeco.

•                  This position requires that you relocate.  You will be eligible for relocation assistance to move you and your family from Palo Alto, CA to the Long Island area. Following a more comprehensive assessment of your relocation requirements, we will enter into a separate agreement specifying the terms of our relocation assistance.  These typically include reimbursement of eligible expenses incurred during your relocation such as home sale and purchase costs, shipment of household goods and temporary living allowance.  Based on our discussion, we will increase the normal temporary living allowance by paying the rent and related expenses (note: we will agree on an appropriate limit) on a local house for up to six (6) months or until your current home is sold, whichever first occurs.  Relocation activities must be coordinated through Graebel Relocation to be eligible for these benefits.  You will be required to execute a separate relocation agreement specifying the terms and conditions of relocation benefits including the obligation to reimburse the Company should you terminate your employment prior to your second anniversary.

•                  In addition to the foregoing, effective with your hire date, you will be named as a participant in the Company’s Sr. Executive Change in Control Policy and you will be eligible for certain separation benefits in the event of your termination without Cause or your resignation with Good Reason absent a change in control.  These separation benefits are described in two attached documents:

•                  Sr. Executive Change in Control Policy

•                  Non-Change in Control Separation Benefits

Sam, we are pleased to offer you this comprehensive compensation package.  Additional information important to your joining Veeco includes the following:

•                  Veeco will indemnify you in accordance with the terms of the Company’s bylaws and applicable statutes for indemnification with respect to any action, suit or proceeding or other matter brought or threatened to be brought against you by reason of the fact that you are an officer of the Company.

•                  Veeco is required by federal immigration laws to verify the identity and legal ability to work in the United States of all individuals employed by the Company.  This offer of employment is contingent upon your ability to demonstrate valid work authorization at the time of your employment.  Please bring proof of your eligibility to legally work in the United States with you on your first day of work.  The list of acceptable documents (all must be unexpired) are included with the form (e.g.; valid U.S. passport (List A), driver’s license and Social Security Card (List B & C).  This offer of employment is contingent upon our receiving favorable background and reference checks, including approved technology clearance for Veeco products, information and processes in compliance with U.S. Export Administration Regulations.  During your initial employment period, before your technology clearance is received, you will have access only to unrestricted products, technologies and facilities.

•                  Our Company promotes a drug-free work environment and in that regard we have implemented a pre-employment drug screening program for job applicants.  Information regarding the drug screening process (along with the Fair Crediting Reporting Act Disclosure and Authorization Statement that must be completed and returned to me before the expiration of this offer) and the participating collection facility closest to your home is included with this letter.  Your refusal to consent to this testing, falsification of a test or positive test results will result in denial of employment.  The drug screening process should be completed within two (2) business days from the date of your acceptance of this position.

•                  As a condition of your employment, you will be required to sign an Employee Confidentiality & Inventions Agreement upon commencing employment with Veeco.  This Agreement ensures a common understanding regarding your responsibilities in this matter.

Employment at Veeco is on an at-will basis which means that employment is not for any specific period and either the Company or its employees can terminate the employment relationship at any time, with or without cause or notice.  This letter constitutes all the terms of Veeco’s offer of employment and supersedes all previous conditions, whether verbal, written or implied.  The terms of this offer can only be changed in writing and must be signed by both the employee and appropriate representative of Veeco.  By signing this letter you are agreeing to the terms and conditions contained in it and you agree to comply with Veeco’s Code of Business Conduct (copy enclosed).  Additionally, you agree that these documents, taken together with our Employment Application, constitute the entire agreement and understanding between Veeco and you.  Finally, you acknowledge that any of Veeco’s policies and procedures and benefit programs may be amended from time to time by Veeco in its sole discretion.

This offer will expire on April 11, 2014.  Kindly indicate your acceptance by signing and returning a copy of this letter to my attention.

Sam, we are very impressed with your potential for success and we look forward to having you join the Veeco team at a most exciting time in the history of the Company.  Please let me know if I can be of assistance with respect to any aspect of our offer.

Sincerely,

Robert W. Bradshaw

Sr. Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ Shubham Maheshwari	May 6, 2014
Shubham Maheshwari	Proposed Start Date

cc: John Peeler

Attachments: Non-Change-in-Control Separation Benefits, Sr. Executive Change in Control Policy, Code of Business Conduct

Non-Change-in-Control Separation Benefits

In the event you are terminated without “Cause” or you resign for “Good Reason” (each as defined below), the following would apply:

During the initial two years of your employment:

a)             Veeco will pay you 18 months of severance in the form of a salary continuation benefit based on your annual base salary in effect immediately prior to such termination (but without regard to any salary reduction program then in place), less applicable deductions.

b)             If you are enrolled in Veeco’s medical, dental and/or vision plans, and you elect to continue coverage thereunder in accordance with the continuation of benefits requirements of COBRA, your contribution amount for the period during which you are receiving salary continuation benefits will be the normal employee contribution rate.  You agree to notify Veeco if you become eligible for coverage under another group health insurance plan, whereupon Veeco’s obligation to pay for a portion of such coverage shall cease.

Following your second anniversary of employment:

a)             Veeco will pay you 12 months of severance in the form of a salary continuation benefit based on your annual base salary in effect immediately prior to such termination (but without regard to any salary reduction program then in place), less applicable deductions.

b)             If you are enrolled in Veeco’s medical, dental and/or vision plans, and you elect to continue coverage thereunder in accordance with the continuation of benefits requirements of COBRA, your contribution amount for the period during which you are receiving salary continuation benefits will be the normal employee contribution rate.  You agree to notify Veeco if you become eligible for coverage under another group health insurance plan, whereupon Veeco’s obligation to pay for a portion of such coverage shall cease.

Receipt of the benefits described above is conditioned upon your execution (without revocation) of a general release of claims in a form satisfactory to Veeco, including non-competition and non-solicitation provisions for the duration of the period during which salary continuation benefits are payable as described above.

Additional Provisions

The Separation Benefits described herein do not alter the “at-will” nature of your employment with Veeco.  This means that your employment may be terminated by you or by Veeco at any time, with or without cause.  As described above, however, you may be entitled to severance benefits depending upon the circumstances of the termination of employment.

As used above, the following definitions shall apply:

“Cause” shall mean (i) your willful and substantial misconduct, (ii) your repeated, after written notice, neglect of duties or failure to perform your assigned duties, (iii) your commission of any material fraudulent act with respect to Veeco or its business, or (iv) your conviction of (or plea of no contest to) a crime constituting a felony.

“Change of Control” shall have the meaning set forth in the Sr. Executive Change in Control document, hereto attached.

“Good Reason” shall mean (i) a reduction of your base salary, other than as part of a salary reduction program affecting management employees generally or (ii) a significant reduction by the Company in total benefits available to you under cash incentive, stock incentive and other employee benefit plans (other than a reduction in benefits affecting management employees generally).

Code Section 409A.  Payments in respect of your termination of employment in the event of termination without Cause or for Good Reason, as defined in this letter, are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii).  As a result, (a) any payments that become vested as a result of your termination of employment without Cause or for Good Reason, that are made on or before the 15th day of the third month of the calendar year following the calendar year of your termination of employment, and (b) any additional payments that are made on or before the last day of the second calendar year following the year of your termination of employment and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, and (c) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A.  If the Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent that any deferred compensation payments to be made during the first six month period following your termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after your termination.  The Company shall identify in writing delivered to you any payments it reasonably determines are subject to delay under this provision.  In no event shall the Company have any liability or obligation with respect to taxes for which you may become liable as a result of the application of Code Section 409A.